Exhibit 10.31

AMC ENTERTAINMENT HOLDINGS, INC.

2013 EQUITY INCENTIVE PLAN

Restricted Stock Unit Award Notice

1. Participant:	[•]

2. Type of Award:	Restricted Stock Units

3. Number of Units:	[•]

4. Date of Grant:	[•]

5. Vesting:	Subject to the satisfaction of the Performance Goal, the Restricted Stock Units shall be fully vested as of the Date of Grant.

6. Settlement:	The Restricted Stock Units shall be settled pursuant to Section 3 of the Restricted Stock Unit Award Agreement.

7. Performance Goal:

All of the Restricted Stock Units shall be forfeited if AMC Entertainment Holdings, Inc. (the “Company”) does not achieve cash flow from operating activities of at least $100,000,000 for the fiscal year ending December 31, 2014 (the “Performance Period”), as reported in the Company’s audited financial statements for such fiscal year.

8. Dividend Equivalents:

During the Performance Period, if dividends or other distributions are paid in respect of the shares of Common Stock underlying the Restricted Stock Units, then a dividend equivalent equal to the amount paid in respect of one share of Common Stock shall accumulate and be paid with respect to each Restricted Stock Unit within thirty (30) days following the date of the Committee’s certification pursuant to Section 2(b) of the Restricted Stock Unit Award Agreement.

Following the Performance Period, if dividends or other distributions are paid in respect of the shares of Common Stock underlying the Restricted Stock Units, then a dividend equivalent equal to the amount paid in respect of one share of Common Stock shall be paid with respect to each Restricted Stock Unit on the date such dividends or other distributions are paid in respect of the shares of Common Stock underlying the Restricted Stock Units.

[Signature Page Follows]

By executing this Restricted Stock Unit Award Notice, the Participant agrees and acknowledges that the Restricted Stock Units described herein are granted under and governed by the terms and conditions of the Restricted Stock Unit Award Agreement, dated as of [                      ], and the AMC Entertainment Holdings, Inc.  2013 Equity Incentive Plan, both of which are hereby incorporated by reference and together with this Restricted Stock Unit Award Notice constitute one document.  This Restricted Stock Unit Award Notice may be signed in counterparts, each of which shall be an original with the same effect as if signatures thereto and hereto were upon the same instrument.

PARTICIPANT	AMC ENTERTAINMENT HOLDINGS, INC.

BY:	BY:

Title:
Name:

AMC ENTERTAINMENT HOLDINGS, INC.

2013 EQUITY INCENTIVE PLAN

Restricted Stock Unit Award Agreement

[              ], 2013

SECTION 1.        GRANT OF RESTRICTED STOCK UNIT AWARD.

(a)   Restricted Stock Unit Award.  AMC Entertainment Holdings, Inc. (the “Company”) hereby grants to the Participant whose name is set forth on the applicable Restricted Stock Unit Award Notice (the “Notice”) on the date set forth on such Notice (such date, the “Date of Grant”), Restricted Stock Units (the “Units”) in an amount set forth in the Notice, pursuant to the terms and conditions set forth in the Notice, this agreement (the “Agreement”) and the AMC Entertainment Holdings, Inc. 2013 Equity Incentive Plan (the “Plan”).  The Units are intended to constitute “qualified performance-based compensation” as that term is used in Section 162(m) of the Code, which Units shall be subject to the terms and conditions of Section 10 of the Plan.

(b)   No Purchase Price.  In lieu of a purchase price, this Award is made in consideration of Service previously rendered and, to be rendered, by the Participant to the Company.

(c)   Equity Incentive Plan and Defined Terms. Capitalized terms not defined herein shall have the same meaning as in the Plan.  In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

SECTION 2.        VESTING AND FORFEITURE; PERFORMANCE GOALS

(a)   Vesting and Forfeiture.  The Units shall be fully vested as of the Date of Grant; provided that, the Units shall be subject to forfeiture for failure to satisfy the Performance Goals as set forth in the Notice.

(b)   Performance Goals.  The Committee shall determine, in its sole discretion, and certify in writing whether and the extent to which the Performance Goal(s) set forth in the Notice were achieved with respect to the Performance Period set forth in the Notice.  Such determination and certification shall occur as soon as practicable following the approval by the Audit Committee of the Board of the Company’s audited financial statements for the Performance Period set forth in the Notice.  For the avoidance of doubt, the Committee may adjust the Performance Goal(s) (including, without limitation, to prorate goals and payments for a partial plan year) pursuant to Section 10.5 of the Plan and subject to compliance with Section 162(m) of the Code.

SECTION 3.        SETTLEMENT OF RESTRICTED STOCK UNITS

(a)   Time of Settlement.  Subject to the terms of the Plan and this Agreement, each Unit shall be settled within thirty (30) days following the third (3rd) anniversary of the Date of Grant;

provided that, upon a termination of the Participant’s Service with the Company for any reason other than (i) termination by the Company for Cause or (ii) resignation [for any reason][without Good Reason (as defined in the Participant’s employment agreement, service agreement or other similar agreement with the Company or a Subsidiary, as in effect as of the Participant’s termination of Service)][pursuant to Section 5(f) of the Participant’s employment agreement with the Company or a Subsidiary, as in effect as of the Date of Grant](1), each Unit shall be settled within sixty (60) days following such termination of Service (such applicable settlement date, the “Settlement Date”). The Units shall be converted into an equivalent number of shares of Common Stock that will be immediately distributed to the Participant (or the Participant’s legal representative). The Company may at its election either (i) after the Settlement Date, issue a certificate representing the shares of Common Stock subject to this Agreement, or (ii) not issue any certificate representing share of Common Stock subject to this Agreement and instead document the Participant’s interest in the shares of Common Stock by registering the shares of Common Stock with the Company’s transfer agent (or another custodian selected by the Company) in book-entry form.

(b)   Delay of Settlement.  Notwithstanding Section 3(a), the Settlement Date may be delayed where the Company reasonably anticipates that the settlement of the Units will violate Federal securities laws or other applicable law; provided that the Units shall be settled at the earliest date at which the Company reasonably anticipates that the settlement of the Units will not cause such violation.  For purposes of this Section 3(b), the making of a payment that would cause inclusion in gross income or the application of any penalty provision of the Code shall not be treated as a violation of applicable law.

(c)   Withholding Requirements.  The Company shall withhold shares of Common Stock otherwise deliverable upon settlement of the Units with a Fair Market Value on the Settlement Date equal to the amount of the minimum applicable tax withholding in connection with the settlement of the Units; provided that, the Participant may elect at any time no later than five (5) business days prior to the Settlement Date of the Units to satisfy any withholding requirement with respect to the Units by remitting to the Company an amount in cash equal to the minimum applicable tax withholding in connection with the settlement of the Units.

SECTION 4.        MISCELLANEOUS PROVISIONS.

(a)   Securities Laws. Subject to Section 3(b), no shares of Common Stock will be issued or transferred pursuant to this Agreement unless and until all then applicable requirements imposed by Federal and state securities and other laws, rules and regulations and by any regulatory agencies having jurisdiction, and by any exchanges upon which the shares of Common Stock may be listed, have been fully met.  As a condition precedent to the issuance of shares of Common Stock pursuant to this Agreement, the Company may require the Participant to take any reasonable action to meet such requirements.  The Committee may impose such conditions on

(1)  NTD: Individual award agreements to be conformed based on whether the participant has an employment agreement that defines Good Reason, or an employment agreement that provides for severance upon resignation following certain adverse changes to the participant’s employment conditions.

any shares of Common Stock issuable pursuant to this Agreement as it may deem advisable, including, without limitation, restrictions under the Securities Act of 1933, as amended, under the requirements of any exchange upon which such shares of the same class are then listed, and under any blue sky or other securities laws applicable to such shares.  The Committee may also require the Participant to represent and warrant at the time of issuance or transfer that the shares of Common Stock are being acquired only for investment purposes and without any current intention to sell or distribute such shares.

(b)   Participant Undertaking.  The Participant agrees to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable to carry out or effect the obligations or restrictions imposed on either the Participant or upon the shares of Common Stock issued pursuant to this Agreement.

(c)   No Right to Continued Service. Nothing in this Agreement or the Plan shall confer upon the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Subsidiary employing or retaining the Participant) or of the Participant, which rights are hereby expressly reserved by each, to terminate his or her Service at any time and for any reason, with or without Cause.

(d)   Notification. Any notification required by the terms of this Agreement shall be given in writing and shall be deemed effective upon personal delivery or within three (3) days of deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid. A notice shall be addressed to the Company at its principal executive office and to the Participant at the address that he or she most recently provided to the Company.

(e)   Entire Agreement. This Agreement, the Notice and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof. They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof.

(f)    Waiver. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature.

(g)   Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon the Participant, the Participant’s assigns and the legal representatives, heirs and legatees of the Participant’s estate, whether or not any such person shall have become a party to this Agreement and have agreed in writing to be joined herein and be bound by the terms hereof.

(h)   Severability.  The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

(i)    Amendment.  This Agreement shall not be amended unless such amendment is agreed to in writing by both the Participant and the Company.

(j)    Governing Law. This Agreement and all rights hereunder shall be subject to and interpreted in accordance with the laws of the State of Delaware, without reference to the principles of conflicts of laws, and to applicable Federal securities laws.

(k)   Section 409A Compliance.  To the extent applicable, it is intended that the Units comply with the requirements of Section 409A of the Code and the Treasury Regulations and other guidance, compliance programs and other interpretive authority thereunder (“Section 409A”), and that this Agreement shall be interpreted and applied by the Committee in a manner consistent with this intent in order to avoid the imposition of any additional tax under Section 409A.  In the event that (i) any provision of this Agreement, (ii) the Units or any payment or transaction in respect of the Units or (iii) other action or arrangement contemplated by the provisions of this Agreement is determined by the Committee to not comply with the applicable requirements of Section 409A, the Committee shall have the authority to take such actions and to make such changes to this Agreement as the Committee deems necessary to comply with such requirements; provided, that no such action shall adversely affect the Units without the consent of the affected Participant.  No payment that constitutes deferred compensation under Section 409A that would otherwise be made under this Agreement upon a termination of Service will be made or provided unless and until such termination is also a “separation from service,” as determined in accordance with Section 409A.  Notwithstanding the foregoing or anything elsewhere in this Agreement to the contrary, if the Participant is a “specified employee” as defined in Section 409A at the time of termination of Service with respect to the Units, then solely to the extent necessary to avoid the imposition of any additional tax under Section 409A, the commencement of any payments or benefits under the Units shall be deferred until the date that is six months following the Participant’s termination of Service (or, if earlier, the date of death of the Participant).  In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on the Participant by Section 409A or any damages for failing to comply with Section 409A.